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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ICX ELECTRONICS, INC.



                                    ARTICLE I

                                      NAME

         The name of this Corporation is ICX Electronics, Inc.

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

         The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation's registered agent at that address is the Corporation Service Company.

                                   ARTICLE III

                                     PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

                                   ARTICLE IV

                                AUTHORIZED SHARES

         4.1 Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Thirty Million (30,000,000) shares. Twenty Million (20,000,000) shares shall be Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares shall be Preferred Stock, $0.01 par value per share.

         4.2 Rights, Preferences and Restrictions of Series A, Series B and Series C Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Two Million (2,000,000) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of One Million (1,000,000) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Two Hundred Thousand (200,000) shares. The powers, preferences and relative participating, optimal or other rights of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and the qualifications, limitations, and restrictions thereof are set forth in this Section 4.2 of Article IV.



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               4.2.1 Dividend Provisions. The holders of shares of Series A
Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive noncumulative dividends, out of any assets legally available therefor, when, as, and if declared by the Corporation's Board of Directors.

                4.2.2 Liquidation, Dissolution or Winding Up.

                      (a) Preference of Series A, Series B and Series C Preferred Stock. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, an amount, in the case of the Series A Preferred Stock, equal to $1.00 per outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits following the initial date of issuance of such shares of Series A Preferred Stock) (the "Original Series A Issue Price"), in the case of the Series B Preferred Stock, equal to $4.00 per outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits following the initial date of issuance of such shares of Series B Preferred Stock) (the "Original Series B Issue Price"), and in the case of the Series C Preferred Stock, equal to $5.00 per outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits following the initial date of issuance of such shares of Series C Preferred Stock) (the "Original Series C Issue Price"), before any sums shall be paid or any assets distributed among the holders of shares of Common Stock or shares ranking junior on liquidation to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the amount thus distributable, then, subject to the liquidation preferences of any subsequently designated series of Preferred Stock, the entire assets of the Corporation available for such distribution shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock on a pro rata basis in proportion to the liquidation preference of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then held by them. After such payment shall have been made in full to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock so as to be available for such payment, subject to the rights of any subsequently designated series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each such holder.

                      (b) Distributions Other Than Cash. Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

                4.2.3 Conversion. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows:

                      (a) Right to Convert. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer

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agent for such stock, into such number of fully paid and nonassessable shares of
Common Stock as is determined by, in the case of Series A Preferred Stock, dividing the Original Series A Issue Price by the conversion price in effect on the date of conversion applicable to such share, determined as hereafter provided (the "Series A Conversion Price"), in the case of Series B Preferred Stock, dividing the Original Series B Issue Price by the conversion price in effect on the date of conversion applicable to such share, determined as hereafter provided (the "Series B Conversion Price"), and in the case of Series
C Preferred Stock, dividing the Original Series C Issue Price by the conversion price in effect on the date of conversion applicable to such share, determined as hereafter provided (the "Series C Conversion Price"). The initial Series A Conversion Price per share shall be the Original Series A Issue Price for such share, the initial Series B Conversion Price per share shall be the Original Series B Issue Price, and the initial Series C Conversion Price per share shall be the Original Series C Issue Price; provided, however that the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be subject to adjustment as set forth in Section 4.2.3(d) as applicable.

                      (b) Automatic Conversion of Series A, Series B and Series C Preferred Stock. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into a number of shares of Common Stock to be determined as provided in Subsection (a) above immediately upon (A) the closing of a public offering by the Corporation of its shares of Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, or (B) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisitions, reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) or a sale of all or substantially all of the assets of the Corporation; unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                      (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4.2.3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, and give written notice to this Corporation at its principal corporate office of such holder's election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. In the event of an automatic conversion pursuant to Section 4.2.3(b), the outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be converted automatically without further action by the holders of such shares and whether or not the certificates representing such

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shares are surrendered to the Corporation or its transfer agent, provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are delivered to the Corporation or its transfer agent. If the conversion is in connection with an initial public offering as set forth in Section 4.2.3(b), the conversion may, at the option of any holder tendering Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock upon conversion of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, until immediately prior to the closing of such sale of securities.

                      (d) Adjustments of Preferred Stock for Stock Splits, Combinations, Reclassifications, Exchanges and Substitutions. The Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be subject to adjustment from time to time as set forth in this Section 4.2.3(d):

                          (i) Adjustment for Stock Splits. In the event the
Corporation should at any time or from time to time following the initial date of issuance of the Series A Preferred Stock, in the case of the Series A Preferred Stock, the initial date of issuance of the Series B Preferred Stock, in the case of the Series B Preferred Stock and the initial date of issuance of the Series C Preferred Stock, in the case of the Series C Preferred Stock, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, then, as of such record date (or the date of such split or subdivision if no record date is fixed), the Series A Conversion Price, the Series B Conversion Price and Series C Conversion Price, as applicable, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, shall be increased in proportion to such increase in the aggregate of the number of shares of Common Stock outstanding.

                          (ii) Adjustment for Combinations. If the number of
shares of Common Stock outstanding at any time following the initial date of issuance of the Series A Preferred Stock, in the case of the Series A Preferred Stock, the initial date of issuance of the Series B Preferred Stock, in the case of the Series B Preferred Stock and the initial date of issuance of the Series C Preferred Stock, in the case of the Series C Preferred Stock, is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price, as applicable, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, as applicable, shall be decreased in proportion to such decrease in outstanding shares.

                          (iii) Adjustments for Reclassifications, Exchange and
Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassifications or otherwise (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article IV), the Series A Conversion Price, the Series B Conversion Price and the Series C

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Conversion Price then in effect, as applicable, shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, immediately before that change.

                          (e) No Impairment. This Corporation will not, by
amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.2.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock against impairment.

                          (f) No Fractional Shares and Certificate as to
Adjustments.

                             (i) No fractional shares shall be issued upon the
conversion of any share or shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                             (ii) Upon the occurrence of each adjustment or
readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this Section 4.2.3, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth
(A) such adjustment and readjustment, (B) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable.

                          (g) Reservation of Stock Issuable Upon Conversion.
This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the

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conversion of all then outstanding shares of Series A Preferred Stock, Series B
Preferred Stock and Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

                          (h) Payment of Taxes. The Corporation will pay all
taxes (other than taxes based on the income of the holders of Preferred Stock), and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of Preferred Stock, excluding tax on other charges imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

                    4.2.4 Voting Rights; Notice.

                          (a) The holder of each share of Series A Preferred
Stock, Series B Preferred Stock and Series C Preferred Stock shall have the right to one vote for each share of such share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote as a single class, unless otherwise prohibited by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                          (b) Notice. Upon (i) any taking by the Corporation of
a record of the holders of any class of securities for the purpose of determining the record holders thereof who are entitled to receive any dividend or distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any asset transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein a notice specifying: (A) the date on which any such record is to be taken for the purpose of such distribution and a description of such distribution; (B) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the record holders of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up. Any notice required by the provisions of this Article IV to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be in writing and shall be deemed given upon personal delivery, when sent by confirmed telex or facsimile if sent during the normal business hours of the recipient,

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or if not, the next successive business day, on the fifth (5th) day after deposit in the United States registered or certified mail, postage prepaid, return receipt requested or one (1) day after deposit with a nationally recognized overnight courier specifying next day delivery, with verification of receipt and in all cases addressed to each holder of record at his address appearing on the books of this Corporation.

        4.3 Common Stock.

               4.3.1 Dividend Rights. Subject to the prior rights of holders of any future Series of Preferred Stock having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               4.3.2 Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4.2.2 of this Article IV.

               4.3.3 Redemption. The Common Stock is not redeemable.

               4.3.4 Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

                 BOARD OF DIRECTORS AND MEETINGS OF STOCKHOLDERS

                     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the Board of Directors.

                     (b) Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

                                   ARTICLE VI

                       LIMITATION OF DIRECTORS' LIABILITY

        A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General

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Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation
Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this
Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE VII

                               AMENDMENT OF BYLAWS

         The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation, subject to the right of stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.



                                  ARTICLE VIII

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has executed this certificate and does affirm the foregoing as true under penalty of perjury this 20th day of March, 2001.



                                                /s/ SUSAN K. STERN
                                                --------------------------------
                                                    Susan K. Stern, Incorporator

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